[ROPES & GRAY LETTERHEAD]



June 15, 2006                                       Harvey J. Wolkoff
                                                    (617) 951-7522
                                                    harvey.wolkoff@ropesgray.com





BY FAX AND FEDERAL EXPRESS

Daniel Glassman
Chairman, President and CEO
Bradley Pharmaceuticals, Inc.
383 Route 46 West
Fairfield, NJ 07004

Re: Request for Short Postponement of Date of 2005/2006 Annual Meeting of Stockholders

Dear Mr. Glassman:

         We are the attorneys for Costa Brava Partnership III L.P. ("Costa Brava").

         On June 9, 2006, Bradley Pharmaceuticals, Inc. ("Bradley" or "the Company") filed definitive proxy materials with the Securities and Exchange Commission. The proxy statement indicates that Bradley intends to hold a Combined 2005/2006 Annual Meeting of Stockholders on July 18, 2006 ("the Annual Meeting"). This is the first notice to the Company's shareholders that Bradley intends to hold a combined 2005/2006 stockholders' meeting on this date.

         We respectfully submit that Bradley has violated several federal securities laws by filing the proxy statement and announcing a previously unscheduled Annual Meeting in the manner it did. Bradley's action has deprived Costa Brava, as well as all other holders of Bradley's common stock, of a meaningful opportunity to submit a slate of director nominees or comply with the Company's advance notice procedures, or to submit a shareholder proposal for inclusion in the proxy statement. Further, the Company has violated Delaware common law by purporting to empower the Class B shareholders to elect 6 of the 9 members of the Board of Directors. In light of these violations, Costa Brava requests that Bradley (1) delay the Annual Meeting for a period of at least thirty days; (2) announce, as required by the federal securities laws, a date by which Costa Brava's proposal may be submitted to the Company for inclusion in the Company's proxy materials, and (3) announce a date by which shareholders may submit notice to the Company of intent to nominate directors at the 2005/2006 Annual Meeting, as is its right as a shareholder.

Daniel Glassman                    - 2 -                           June 15, 2006


         1. Bradley's Actions Have Deprived Costa Brava of its Right to Nominate Its Own Slate of Directors at the Annual Meeting and Submit an Appropriate Proposal for Inclusion in the Company's Proxy Statement.

         As you are aware, Bradley has delayed the date of the 2005 Annual Meeting to a date more than 30 days from the one year anniversary of the date of the 2004 Annual Meeting. Further, Bradley did not issue a proxy statement in 2005, which ordinarily should have set the relevant dates pertaining to the 2006 Annual Meeting. Bradley now purports to combine the 2005 shareholders' meeting with the 2006 shareholders' meeting, to be held jointly on July 18, 2006. However, under SEC Rule 14a-5(f), the Company was required to provide advance notice in Bradley's earliest possible Form 10-Q of the dates by which a shareholder, such as Costa Brava, is required to submit proposals for inclusion in Bradley's proxy statement for the 2005/2006 Annual Meeting and proposals outside of the Rule 14a-8 process (such as nomination of directors) either calculated in accordance with Rule 14a-4(c)(1) or the Company's advance notice provision authorized under applicable state law. These dates are required to be a "reasonable time before the company begins to print and mail its proxy materials." Rule 14a-8(e) (Question 5). This was not done. In fact, as late as May 19, 2006, when the Company filed its form 10-K, it made no mention of these dates, although it must clearly have already been planning the 2005/2006 Annual Meeting. SEC Rules 14a-5(e) and 14a-8 require advance notice of the Company's intended date of printing and mailing of its proxy materials, so that shareholders have a meaningful opportunity to respond, include their own proposals, and take other appropriate action. Again, this was not done. Accordingly, the Company's proxy materials and shareholders' meeting date clearly fail to conform to the federal securities laws and have deprived the Company's shareholders of fundamental rights as shareholders.

         In sum, by filing its proxy statement on June 9 without disclosure of the dates required by the federal securities laws, Bradley has deprived Costa Brava - and other shareholders for that matter - of any opportunity to submit nominees for directors.

          2.      Bradley Has Improperly Allocated Shareholder Election Rights.

         As you are aware, Bradley's by-laws and Certificate of Incorporation define the voting rights of shareholders with respect to election of directors. Holders of Class B common stock, voting separately as a class, are entitled to elect a majority of the directors of the corporation. "Majority" is defined as "the sum of one plus one-half the total number of directors." Holders of common stock, voting separately as a class, elect "the remainder of the directors."

         Thus, the Company's by-laws are intended to ensure that Class B stockholders have the right to elect a simple majority of Bradley's Board of Directors, with the common stockholders electing the remainder. Bradley, however, has stated in Proposal One of the Definitive Proxy Statement that Class B stockholders are purportedly entitled to elect a super majority of the Directors, 6 out of 9. We respectfully submit that the Board's action in this

Daniel Glassman                    - 3 -                           June 15, 2006


respect violates Delaware common law, and request that the Company submit a revised proxy statement to provide that Class B shareholders have the right to elect only a majority of the Company's Board.

         Accordingly, Costa Brava hereby requests that Bradley immediately announce a date by which proposals may be submitted to the Company for inclusions in the Company's proxy statement, file an amended proxy statement that includes all properly submitted Rule 14a-8 shareholder proposals, immediately announce a date by which nominees for election as directors may be submitted to the Company, and postpone the date of the 2005/2006 Annual Meeting in order to provide Costa Brava and the Company's other common shareholders sufficient time in which to prepare their own proxy statement proposing a slate of director nominees, and also to include proposals in the Company's proxy materials. We also request that the Company provide in its revised proxy materials that the Class B shareholders have the right to elect 5 of the 9 directors.

         We request that you notify us of the Company's intentions by no later than the close of business on Tuesday, June 20, 2006.

Very truly yours,



/s/ HARVEY J. WOLKOFF


Harvey J. Wolkoff



cc:      Seth Hamot